Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Jan. 30, 2020

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Fourth-Quarter 2019 Financial Results
Guides to 3% Annual Distribution Growth for 2020 with 1.25 Times Distribution Coverage, Advises Progress on Longhorn Pipeline Contract Renewal
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $286.4 million for fourth quarter 2019 compared to $314.1 million for fourth quarter 2018. The decrease in fourth quarter 2019 net income was driven by mark-to-market (MTM) adjustments for hedge positions related to the partnership’s commodity-related activities. Contributions from Magellan’s core fee-based transportation and terminals activities increased between periods.
Diluted net income per limited partner unit was $1.25 in fourth quarter 2019 and $1.37 in fourth quarter 2018. Diluted net income per unit excluding MTM commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, of $1.31 for fourth quarter 2019 was higher than the $1.13 guidance previously provided by management, primarily as a result of lower operating expenses than expected, higher butane blending margins as well as higher demand for the partnership’s crude oil services.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was a record $357.8 million for fourth quarter 2019, or 18% higher than the $302.4 million generated in fourth quarter 2018.
“Magellan closed out the year with another strong quarter, generating solid financial results from each of our segments and solidifying 2019 as a record year for our company,” said Michael Mears, chief executive officer. “Our conservative business model has consistently proven successful as we focus on providing essential services to move the fuel that keeps America moving while ensuring attractive returns on capital deployed. Magellan’s financial strength and discipline will remain key to producing long-term value not only in today’s competitive environment but also for years to come.”
An analysis by segment comparing fourth quarter 2019 to fourth quarter 2018 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (G&A) expense:
Refined products. Refined products operating margin was $264.9 million, a decrease of $84.4 million primarily related to the impact of MTM adjustments for exchange-traded futures contracts used to hedge the partnership’s commodity-related activities. Excluding these adjustments, financial results from this segment’s fee-based activities increased between periods and represented a quarterly record.
Transportation and terminals revenue increased due to incremental refined products transportation volume and a higher average transportation rate. Shipments grew 3% mainly as a result of the newly-constructed East Houston-to-Hearne pipeline segment that became operational in late 2019, and the average rate in the current period increased slightly as the 2019 mid-year tariff adjustment of 4.3% was partially offset by more short-haul movements that ship at a lower rate. The impact of these favorable items was reduced in part by lower ammonia revenues in the current period due to decommissioning of the ammonia pipeline in late 2019.
Operating expenses decreased $10.7 million primarily due to lower spending for asset integrity as a result of maintenance work timing and less asset retirements in the current period, partially offset by less favorable product overages (which reduce operating expenses).
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $93.9 million between periods primarily due to the recognition of significant unrealized gains in the 2018 period on futures contracts used to economically hedge the partnership’s commodity-related activities. Details of these and other commodity-related adjustments can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that physically settled during the quarter, increased between periods mainly due to additional sales volume for its butane blending activities.
Earnings of non-controlled entities were also lower due to MTM adjustments for exchange-traded futures contracts used to hedge commodity-related activities for Powder Springs Logistics, LLC, which is owned 50% by Magellan.
Crude oil. Crude oil operating margin was $151.3 million, an increase of $21.5 million. Transportation and terminals revenue increased $7.4 million primarily due to higher storage utilization resulting from the timing of maintenance work, with more tanks available for contract storage in the current period, as well as higher fees from increased customer activity at the partnership’s crude oil facilities. Higher transportation volumes on the partnership’s Houston distribution system due to increased movements to the export facility owned by its Seabrook Logistics, LLC joint venture were offset by lower transportation revenue on the Longhorn pipeline. As expected, the pricing differential between the Permian Basin and Houston declined during the final months of 2019, limiting demand for spot shipments on the Longhorn pipeline and resulting in both lower transportation volume and lower average rates.
Operating expenses decreased $15.6 million due to a number of favorable items, including lower environmental accruals, reduced spending for asset integrity as a result of maintenance work timing and less asset retirements than the 2018 period, which included the write-off of costs incurred for a cancelled pipeline project.
Earnings of non-controlled entities were relatively unchanged between periods as contributions from new commitments received in connection with the expansion of the Saddlehorn pipeline were offset by lower average tariffs on the BridgeTex pipeline, as shipments at the published spot tariff were replaced by volume at lower incentive rates.
Marine storage. Marine storage operating margin was $32.9 million, an increase of $2.3 million. Transportation and terminals revenue increased due to additional fees mainly related to new dock capacity and rail connectivity at the partnership’s Galena Park, Texas facility, partially offset by lower storage utilization resulting from timing of maintenance work and a slightly lower average storage rate due to contract renewals at lower rates, primarily at its Wilmington, Delaware terminal. Operating expenses increased due to additional asset integrity spending and higher property taxes.

Other items. Depreciation, amortization and impairment expense decreased significantly between periods primarily related to a $49.1 million impairment to the partnership’s ammonia pipeline system in 2018 as a result of management’s decision to decommission this asset during 2019.
Net interest expense increased due to higher average outstanding borrowings to fund the partnership’s expansion capital projects, partially offset by a lower average interest rate. As of Dec. 31, 2019, Magellan had $4.8 billion of debt outstanding and $58 million of cash on hand with no borrowings outstanding on its commercial paper program.

Annual results
For the year ended Dec. 31, 2019, net income was $1,020.8 million compared to $1,333.9 million in 2018, or $980.1 million excluding the $353.8 million gain on sale of a portion of BridgeTex. Primary drivers for the increase excluding the BridgeTex sale gain included higher contributions from fee-based activities due to continued strong demand for Magellan’s refined products and crude oil transportation and storage services, partially offset by lower profits from the partnership’s commodity-related activities due to favorable MTM adjustments for related hedge positions during 2018. Full-year diluted net income per limited partner unit was $4.46 in 2019 and $5.84 in 2018. Annual DCF was a record $1,297.5 million in 2019, or 1.4 times the amount needed to pay distributions related to 2019, compared to $1,109.7 million in 2018.

Expansion capital projects
Magellan continues to make significant progress on its current construction projects, spending $990 million on organic growth capital during 2019. Based on the progress of projects already underway, the partnership expects to spend approximately $400 million in 2020 to complete its current slate of expansion projects.
Construction of the second phase of the partnership’s Pasadena, Texas joint venture marine terminal was essentially complete by year-end as expected. Commercial service has now commenced for the new dock and approximately half of the 4 million barrels of new storage, with full operations expected over the coming month as final permits are received.
Seabrook has now placed 800,000 barrels of recently-constructed storage into operation, with new dock capabilities expected to come online in mid-2020. In addition, another 750,000 barrels of storage is being built at Seabrook with an anticipated in-service date of early 2021.
Construction activities are progressing well for Magellan’s west Texas refined products pipeline expansion and new Midland terminal, with both projects expected to begin operations in mid-2020. Further, expansion of the Saddlehorn pipeline is in process, with an incremental 100,000 barrels per day (bpd) of capacity expected to be available in late 2020.
The partnership continues to evaluate well in excess of $500 million of potential organic growth projects that would create incremental value for unitholders, including a cost-efficient solution to meet industry demand to transport crude oil from Cushing, Oklahoma to the Houston Gulf Coast region as well as a number of refined products and marine storage expansion opportunities. Management remains committed to the capital discipline that has been a consistent feature of its approach and is pursuing capital projects that are expected to meet or exceed its targeted 6 to 8 times EBITDA multiple.

Financial guidance for 2020

Management expects to increase annual cash distributions by 3% for 2020 and currently expects the partnership to generate annual DCF of $1.2 billion in 2020, resulting in 1.25 times the amount needed to pay cash distributions for the year. Current 2020 DCF guidance assumes a less favorable commodity price environment than that experienced in 2019, and in particular that the pricing differential between the Permian Basin and Houston will not be sufficient to encourage spot shipments on the Longhorn and BridgeTex pipelines, which provided considerable benefit to 2019 results.
Specific to the Longhorn pipeline, Magellan has made substantial progress on its re-contracting efforts and has secured a significant new 10-year take-or-pay customer agreement. The volume commitment in this new agreement ramps up over the next few years. Magellan plans to utilize its own marketing activities to facilitate intrastate shipments in the interim, and to that end has recently secured multi-year third-party commitments to backstop its marketing affiliate’s use of transportation services on Longhorn. As a result of these transactions, Magellan expects total committed volumes to average approximately 230,000 bpd on Longhorn during 2020, with a current weighted-average contract life of approximately 7 years. Based on commitments secured to date, committed volume on Longhorn over the next 5 years is currently expected to average nearly 200,000 bpd. Advanced discussions continue with other third parties for additional commitments, and Magellan believes it is likely the committed volumes on Longhorn will increase over time.
Shipments on the BridgeTex pipeline are expected to average approximately 400,000 bpd based on a combination of third-party committed volume, incremental movements due to recently-implemented incentive tariff rates and marketing activities of the BridgeTex owners.
Further, guidance assumes the recently announced sale of the partnership’s marine terminals in New Haven, Connecticut, Wilmington, Delaware and Marrero, Louisiana closes at the end of first quarter. The 2019 cash contribution from these facilities was less than $20 million on a combined basis.
Management does not intend to provide financial guidance beyond 2020 at this time but continues to target distribution coverage above 1.2 times for the foreseeable future.
“Managing our business in a prudent manner for the long-term benefit of our investors remains our top priority,” added Mears. “While our business has continued to perform very well and demand for our services remains strong, recent outperformance has been driven in part by favorable conditions for our crude oil business that we do not think are likely to persist. As a result, we are taking a conservative approach to projected future increases in our quarterly cash distributions.”
Mears continued, “Balanced with our stated intent to opportunistically utilize additional tools, such as the recently-announced unit repurchase program and potential special distributions, we believe annual distribution growth of 3% for 2020 with targeted annual distribution coverage above 1.2 times for the foreseeable future provides a healthy mix of stability and growth to maximize value for Magellan’s investors.”
Net income per limited partner unit is estimated to be $4.30 for 2020, with first-quarter guidance of $1.08. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.
Management continues to expect the large majority of the partnership’s operating margin will be generated by fee-based transportation and terminals services, with commodity-related activities contributing less than 15% of the partnership’s operating margin.

Earnings call details
An analyst call with management to discuss fourth-quarter 2019 financial results and annual guidance for 2020 is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (800) 895-8003 and provide code 21938575. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx.

Audio replays of the conference call will be available from 3:30 p.m. Eastern today through midnight on Feb. 5. To access the replay, dial (800) 633-8284 and provide code 21938575. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of a company.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts for the performance-based awards issued under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Forward-Looking Statement Disclaimer
Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: potential, projected, plan, target, guidance, believe, estimate, expect, continue, commit, foreseeable, future, may, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: its ability to identify growth projects with acceptable expected returns and to complete projects on time and at expected costs; changes in price or demand for refined petroleum products, crude oil and natural gas liquids, or for transportation, storage, blending or processing of those commodities through its facilities; changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; shut-downs or cutbacks at refineries, of hydrocarbon production or at other businesses that use or supply the partnership’s services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; an increase in the competition the partnership’s operations encounter; disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; its capital needs, cash flows and availability of cash to fund unit repurchases or distributions; and failure of customers to meet or continue contractual obligations to the partnership. Additional factors that could lead to material changes in performance are described in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2018 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the heading “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect future events or circumstances.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December, 31,		December 31,
	2018	2019	2018	2019
Transportation and terminals revenue	$486,028	$497,001	$1,878,988	$1,970,630
Product sales revenue	374,428	238,301	927,220	736,092
Affiliate management fee revenue	5,227	5,380	20,365	21,190
Total revenue	865,683	740,682	2,826,573	2,727,912
Costs and expenses:
Operating	174,180	149,740	649,436	634,081
Cost of product sales	230,532	188,552	704,313	619,279
Depreciation, amortization and impairment	103,351	65,106	265,077	246,134
General and administrative	47,048	47,116	194,283	196,650
Total costs and expenses	555,111	450,514	1,813,109	1,696,144
Other operating income (expense)	—	1,437	—	2,975
Earnings of non-controlled entities	50,274	46,732	181,117	168,961
Operating profit	360,846	338,337	1,194,581	1,203,704
Interest expense	52,444	55,801	220,979	221,123
Interest capitalized	(4,101)	(4,865)	(17,455)	(19,284)
Interest income	(1,550)	(639)	(3,010)	(3,285)
Gain on disposition of assets	—	—	(353,797)	(28,966)
Other (income) expense	3,569	2,608	13,868	11,830
Income before provision for income taxes	310,484	285,432	1,333,996	1,022,286
Provision for income taxes	(3,588)	(1,013)	71	1,437
Net income	$314,072	$286,445	$1,333,925	$1,020,849

Basic net income per limited partner unit	$1.38	$1.25	$5.84	$4.46

Diluted net income per limited partner unit	$1.37	$1.25	$5.84	$4.46

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,403	228,705	228,377	228,658

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	229,052	229,358	228,573	228,842

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Year Ended
	December, 31,		December 31,
	2018	2019	2018	2019
Refined products:
Transportation revenue per barrel shipped	$1.652	$1.664	$1.556	$1.616
Volume shipped (million barrels):
Gasoline	67.9	73.1	286.9	280.5
Distillates	49.0	45.8	181.7	184.6
Aviation fuel	9.7	11.3	31.0	41.1
Liquefied petroleum gases	0.6	0.8	11.0	9.7
Total volume shipped	127.2	131.0	510.6	515.9

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped(1)	$0.945	$0.898	$1.208	$0.939
Volume shipped (million barrels)(1)	74.4	78.1	242.8	317.2
Crude oil terminal average utilization (million barrels per month)	17.6	20.8	16.5	20.6
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(2)	38.2	39.0	138.2	156.3
Saddlehorn - volume shipped (million barrels)(3)	8.9	16.7	27.4	56.1

Marine storage:
Marine terminal average utilization (million barrels per month)	23.2	22.9	22.7	23.6

(1) Volume shipped includes shipments related to the partnership’s crude oil marketing activities. Revenues from those activities are reflected as product sales revenue in its consolidated financial statements. Transportation revenue per barrel shipped reflects average rates on third-party volumes only.
(2) These volumes reflect the total shipments for the BridgeTex pipeline, which was owned 50% by Magellan through September 28, 2018 and 30% thereafter.
(3) These volumes reflect the total shipments for the Saddlehorn pipeline, which is owned 40% by Magellan.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December, 31,		December 31,
	2018	2019	2018	2019
Refined products:
Transportation and terminals revenue	$300,488	$303,264	$1,151,980	$1,186,966
Affiliate management fee revenue	512	433	1,512	1,747
Other operating income (expense)	—	157	—	2,555
Earnings of non-controlled entities	10,425	6,415	16,039	4,140
Less: Operating expenses	105,181	94,521	424,851	411,849
Transportation and terminals margin	206,244	215,748	744,680	783,559
Product sales revenue	358,510	226,644	872,144	699,766
Less: Cost of product sales	215,439	177,457	650,071	582,271
Product margin	143,071	49,187	222,073	117,495
Operating margin	$349,315	$264,935	$966,753	$901,054

Crude oil:
Transportation and terminals revenue	$140,520	$147,942	$549,849	$602,045
Affiliate management fee revenue	3,504	3,747	14,832	14,471
Other operating income (expense)	—	899	—	(7,213)
Earnings of non-controlled entities	39,354	38,807	162,233	160,891
Less: Operating expenses	56,250	40,667	166,213	164,236
Transportation and terminals margin	127,128	150,728	560,701	605,958
Product sales revenue	14,380	8,929	46,767	28,280
Less: Cost of product sales	11,727	8,336	44,128	28,051
Product margin	2,653	593	2,639	229
Operating margin	$129,781	$151,321	$563,340	$606,187

Marine storage:
Transportation and terminals revenue	$45,958	$47,377	$180,850	$187,036
Affiliate management fee revenue	1,211	1,200	4,021	4,972
Other operating income (expense)	—	381	—	7,633
Earnings of non-controlled entities	495	1,510	2,845	3,930
Less: Operating expenses	15,175	17,515	68,010	68,919
Transportation and terminals margin	32,489	32,953	119,706	134,652
Product sales revenue	1,538	2,728	8,309	8,046
Less: Cost of product sales	3,366	2,759	10,114	8,957
Product margin	(1,828)	(31)	(1,805)	(911)
Operating margin	$30,661	$32,922	$117,901	$133,741

Segment operating margin	$509,757	$449,178	$1,647,994	$1,640,982
Add: Allocated corporate depreciation costs	1,488	1,381	5,947	5,506
Total operating margin	511,245	450,559	1,653,941	1,646,488
Less:
Depreciation, amortization and impairment expense	103,351	65,106	265,077	246,134
General and administrative expense	47,048	47,116	194,283	196,650
Total operating profit	$360,846	$338,337	$1,194,581	$1,203,704

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	December 31, 2019
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$286,445	$1.25	$1.25
Unrealized derivative (gains) losses associated with future transactions(1)	15,713
Inventory valuation adjustments associated with future transactions	(1,335)
Excluding commodity-related adjustments(2)	$300,823	$1.32	$1.31

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,705
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	229,358

(1) Includes the partnership's net share of unrealized derivative gains and losses from the partnership's non-controlled entities.
(2) Please see Distributable Cash Flow ("DCF") Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December, 31,		December 31,		2020
	2018	2019	2018	2019	Guidance

Net income	$314,072	$286,445	$1,333,925	$1,020,849	$985,000
Interest expense, net	46,793	50,297	200,514	198,554	208,000
Depreciation, amortization and impairment(1)	104,540	63,979	272,522	240,874	250,000
Equity-based incentive compensation(2)	7,441	1,434	22,768	14,247	7,000
Gain on disposition of assets(3)	—	—	(351,215)	(16,280)	—
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	(81,930)	16,022	(71,548)	29,690
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	(24,315)	(1)	(39,646)	71,214
Inventory valuation adjustments(5)	9,011	(3,054)	9,207	(12,681)
Total commodity-related adjustments	(97,234)	12,967	(101,987)	88,223	5,000
Distributions from operations of non-controlled entities in excess of (less than) earnings	(1,523)	18,719	15,584	34,641	45,000
Other(6)	—	—	3,644	—	—
Adjusted EBITDA	374,089	433,841	1,395,755	1,581,108	1,500,000
Interest expense, net, excluding debt issuance cost amortization(7)	(46,019)	(49,442)	(197,274)	(186,942)	(205,000)
Maintenance capital(8)	(25,633)	(26,566)	(88,736)	(96,702)	(95,000)
Distributable cash flow	$302,437	$357,833	$1,109,745	$1,297,464	$1,200,000

(1)
Prior year amounts have been reclassified to conform with the current year's presentation. Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.

(2)
Because the partnership intends to satisfy vesting of unit awards under its equity-based incentive compensation plan with the issuance of limited partner units, expenses related to this plan generally are deemed non-cash and excluded for DCF purposes. The amounts above have been reduced by cash payments associated with the plan, which are primarily related to tax withholdings.

(3)
Gains on disposition of assets are excluded from DCF to the extent they are not related to the partnership's ongoing operations. The 2019 amounts above are net of gains on the disposition of residual assets from expansion projects, which are considered ongoing in nature, and as such are included in DCF.

(4)
Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income.  The partnership excludes the net impact of these derivatives from its determination of DCF until the transactions are settled and, where applicable, the related products are sold.  In the period in which these transactions are settled and any related products are sold, the net impact of the derivatives is included in DCF.

(5)
The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.

(6)
Other adjustments in 2018 include a $3.6 million adjustment recorded to partners' capital as required by the partnership's adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers. The amount represents cash that the partnership had previously received for deficiency payments but did not yet recognize in net income under the previous revenue recognition standard.

(7)	Interest expense in 2019 includes $8.3 million of debt prepayment premiums which are excluded from DCF as they are financing activities and are not related to the partnership's ongoing operations.

(8)
Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.